UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2012

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

YRC Worldwide Inc. (the “Company”) is seeking to amend its Amended and Restated Credit Agreement dated as of July 22, 2011 (as amended, modified or supplemented prior to the date hereof, the “Term Credit Agreement”), by and among the Company, the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, National Association as administrative agent. The Company is requesting, among other things, to reset the covenants regarding minimum Consolidated EBITDA, maximum Total Leverage Ratio and minimum Interest Coverage Ratio (as such terms are defined in the Term Credit Agreement) for each of the remaining test periods, including reducing the relevant compliance thresholds for Consolidated EBITDA and the Interest Coverage Ratio by an average of approximately 25 – 35% and 30 – 40%, respectively, and increasing the relevant compliance thresholds for the Total Leverage Ratio by an average of approximately 35 – 55%.

YRCW Receivables LLC, a wholly-owned subsidiary of the Company (the “ABL Borrower”) is seeking to amend its Credit Agreement dated as of July 22, 2011 (as amended, modified or supplemented prior to the date hereof, the “ABL Credit Agreement”), by and among the ABL Borrower, the Company as servicer, the lenders a party thereto (the “ABL Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent. The ABL Borrower is requesting, among other things, to reset the Company’s minimum Consolidated EBITDA (as such term is defined in the ABL Credit Agreement) in a manner identical to the proposed amendment of minimum Consolidated EBITDA in the Term Credit Agreement.

Since October 2011, when the Company’s new management team approved its first forecast, the Company has exceeded its forecasted adjusted Consolidated EBITDA (as defined in the Term Credit Agreement and the ABL Credit Agreement) in the aggregate. The Company is continuing to execute against both qualitative and quantitative objectives included in its business plan and forecast.

There are no assurances that the Company and ABL Borrower will be successful in their negotiations with the Lenders and the ABL Lenders, respectively. Each of these amendments requires the approval of the respective lenders owning a majority of the outstanding borrowings thereunder.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: April 20, 2012	By:	/s/ Jamie G. Pierson
Jamie G. Pierson
Executive Vice President and Chief Financial Officer

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